Exhibit 99.1

For Immediate Release	Contact:	Melissa Andrews, ScanSource, Inc.
October 28, 2004		864.286.4425
		melissa.andrews@scansource.com

SCANSOURCE, INC. LAUNCHES SECURITY DISTRIBUTION COMPANY

New Business Unit will focus on electronic security products and solutions

GREENVILLE, S.C.—October 28, 2004—ScanSource, Inc., {Nasdaq: SCSC}, a leading international value-added distributor of specialty technology products, has created ScanSource Security Distribution in an effort to provide security dealers with the benefits of an efficient two-tier distribution model. The new business unit will have its own sales and merchandising teams and its own president.

The ScanSource Security product offering will include access control, surveillance, intrusion, and fire-related products. ScanSource Security is focusing on hardware distribution and does not plan to enter the monitoring side of the business.

“We’ve always believed that our two-tier distribution model can be adapted to serve a variety of marketplaces, each with a focused sales and merchandising team, while gaining the economies of scale of a billion dollar distributor for logistics and back-office activities,” said Mike Baur, president and CEO of ScanSource.

John Gaillard has been named president of the new business unit. Gaillard most recently served as vice president of sales and business development for the company’s Catalyst Telecom sales unit. Gaillard brings more than 10 years of distribution experience in various industries.

About ScanSource, Inc.

ScanSource, Inc. is a leading international distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales unit; communications products

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from Intel and NEC through its Paracon sales unit; and electronic security products through its ScanSource Security Distribution unit.

The Company serves the North America marketplace and has an international segment, which sells AIDC and POS products in Latin America and Europe. Founded in 1992, the Company markets products from more than 80 technology manufacturers to over 15,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

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